Exhibit 99.1

For more information, contact:
Novatel Wireless	The Blueshirt Group, Investor Relations
Julie Cunningham	Chris Danne, Rakesh Mehta
Investor Relations	(415) 217-7722
(858) 320-8837	chris@blueshirtgroup.com
ir@nvtl.com	rakesh@blueshirtgroup.com

NOVATEL WIRELESS REPORTS SECOND QUARTER 2006 RESULTS

14% Sequential Revenue Increase Driven by Customer Adoption of

Novatel’s HSDPA and Embedded Solutions

SAN DIEGO, CA — July 26, 2006 — Novatel Wireless, Inc. (Nasdaq: NVTL), a leading provider of wireless broadband access solutions, today reported financial results for the second quarter ended June 30, 2006.

Revenues for the second quarter increased 18% to $45.7 million compared to revenues of $38.6 million reported in the same period last year. Second quarter GAAP net income was $95,000, or $0.00 per diluted share, compared to $2.9 million, or $0.10 per diluted share, in the prior year period. Our 2006 second quarter GAAP results reflect the fiscal year 2006 adoption of Statement of Financial Accounting Standards No.123R resulting in the expensing of $2.4 million of non-cash share-based compensation, or $542,000, net of related taxes. Excluding the effect of these charges, non-GAAP net income was $637,000 or $0.02 per share. Previous guidance was for a net loss in the range of $0.02 to $0.04 per share on a non-GAAP basis.

“The success of our diversification strategy produced second quarter results that were ahead of expectations, with significant top- and bottom-line growth compared to the first quarter of 2006,” said Peter Leparulo, chief executive officer of Novatel Wireless. “Our stronger than expected performance was driven by broad demand across a number of key growth categories. Sequentially, HSDPA revenue increased 78%, EV-DO revenue increased 13%, and EMEA revenue increased by 19%. Embedded solutions accounted for almost 10% of revenues in our first quarter of volume shipments to our first OEM partner. With the ramp of more new configurations and additional new OEM partners in the third quarter, we expect to see increased embedded sales throughout the second half of the year.”

“Over the next three months, we plan to introduce best-of-breed products in each of the three prongs of our growth strategy: embedded solutions, wireless PC cards and fixed-mobile convergence,” continued Mr. Leparulo. “This will require strong operational execution but will lead to even greater diversity of our revenue stream and a stronger base of business. We enter the third quarter with a record sales pipeline and will continue to work diligently to increase our positive momentum.”

“The shift toward our next generation products provided higher-than-anticipated revenues and enabled sequential gross margin expansion,” added Dan Halvorson, chief financial officer of Novatel Wireless. “Additionally, we were able to closely manage expenses while continuing to invest heavily in product development, resulting in significant improvement to our bottom line ahead of schedule. Net income also benefited from foreign currency exchange gains of $964,000. Our balance sheet also improved in almost every major category. During the quarter, we generated $10.2 million in cash, even while paying down $5.0 million under our revolving credit facility, and we ended the quarter with $76.8 million in cash and investments or $2.59 in cash per share.”

Third Quarter 2006 Outlook

The following statements are forward-looking and actual results may differ materially. Please see the section titled, “Cautionary Note Regarding Forward-looking Statements” at the end of this press release for a description of risks. Please see our quarterly and annual reports on file with the Securities and Exchange Commission (SEC) for a more detailed description of risk factors.

The following table summarizes our financial guidance for the period ending September 30, 2006. These estimates are based on our current business outlook as of the date of this press release.

Revenues	$51 million –$53 million
GAAP Earnings Per Share, Diluted	$0.00 - $0.01
Non-GAAP Earnings Per Share, Diluted	$0.02 - $0.04

Second Quarter Highlights:

•	Delivered commercial EV-DO ExpressCards to leading customers in North America.

•	Delivered samples of HSDPA ExpressCards. Also announced that HSDPA PC Cards and Express Mini Cards Gained Global Certification Forum (GCF) compliance.

•	Introduced the Novatel Wireless HSDPA ExpressCard/34 for North American and European markets and next generation 3.6 Mbps HSDPA ExpressCards with worldwide roaming. In addition, we announced the PCMCIA approval of the industry’s first wireless broadband PCI ExpressCard using EV-DO technology.

•	Participated with Dell in joint media coverage announcing EV-DO ExpressCard availability.

•	Announced an agreement to integrate and embed Novatel HSDPA modules in Panasonic Toughbook notebook computers. In addition, we collaborated with Panasonic on the first joint UMTS/HSDPA certification on Cingular’s wireless network.

•	Strengthened our management team with the promotion of Brad Weinert to chief operating officer and the addition of Peter Balchin as general manager for Europe and Julie Cunningham as investor relations officer.

•	Added two new broadband data access patents to Novatel’s growing intellectual property portfolio, bringing the total patents awarded to date to 30.

Conference Call Information

We will host a conference call for analysts and investors to discuss our quarterly results today at 4:30 p.m. ET. A live webcast of the conference call will also be accessible from the “Investor Relations” section of our website at www.novatelwireless.com. Following the live webcast, an archived version will be available on our website.

About Novatel Wireless, Inc.

Novatel Wireless, Inc. is revolutionizing wireless communications. The company is a leader in the design and development of innovative wireless broadband access solutions based on 3G W CDMA (HSDPA & UMTS), CDMA and GSM technologies. Novatel Wireless’ Merlin™ PC Cards, Expedite® Embedded Modules, MobiLink™

Communications Software Suite, Ovation™ 3G Multimedia Application Consoles and Conversa™ Software Suite enable high-speed wireless access. The company delivers innovative 3G solutions to operators, distributors and vertical markets worldwide. Headquartered in San Diego, California, Novatel Wireless is listed on NASDAQ: NVTL. For more information visit www.novatelwireless.com. (NVTLG)

© 2006 Novatel Wireless. All rights reserved. Novatel Wireless, the Novatel Wireless logo, Merlin, Expedite, MobiLink, Ovation and Conversa are trademarks of Novatel Wireless, Inc. Other product or service names mentioned herein are the trademarks of their respective owners.

Cautionary Note Regarding Forward-Looking Statements

The financial results for the second quarter of 2006 are preliminary and are unaudited. Some of the information presented in this release constitutes forward-looking statements based on management’s current estimates and expectations. In this context, forward-looking statements often address expected future business and financial performance and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks” and “will”, for example. Forward-looking statements by their nature address matters that are, to varying degrees, uncertain and therefore involve risks and assumptions. The Company therefore cannot guarantee future results, performance or achievements.

Factors that could cause actual results to differ materially from Novatel Wireless’ expectations are set forth as risk factors in the Company’s SEC reports and filings and include, without limitation, the future demand for wireless broadband access to data, the future growth of wireless wide area networking, changes in commercially adopted wireless transmission standards and technologies, continued acceptance of the Company’s current product offerings and market demand for and acceptance of the Company’s anticipated new product offerings in 2006, increased competition and pricing pressure from wireless market participants, dependence on third party manufacturers and component suppliers, management of inventory, dependence on intellectual property rights, litigation or regulatory developments, dependence on a small number of customers, and the Company’s general business and strategy, including plans and expectations relating to technology, research and product development, strategic relationships, customers, manufacturing, international expansion, sales initiatives, gross margin and cost containment initiatives. These factors, as well as other factors detailed from time to time in the Company’s SEC reports and filings (available at www.sec.gov), could cause actual results to differ materially. Novatel Wireless assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

NOVATEL WIRELESS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Revenue	$45,654	$38,597	$85,813	$70,924
Cost of revenue	34,107	26,769	65,386	48,440

Gross margin	11,547	11,828	20,427	22,484

Operating costs and expenses:
Research and development	7,108	4,438	13,835	7,963
Sales and marketing	3,466	1,589	6,195	3,285
General and administrative	3,989	1,704	7,730	3,644

Total operating expenses	14,563	7,731	27,760	14,892
Operating income (loss)	(3,016)	4,097	(7,333)	7,592
Other income (expense):
Interest income and expense, net	547	498	1,166	1,020
Other, net	964	(144)	1,531	(81)

Income (loss) before income taxes	(1,505)	4,451	(4,636)	8,531
Income tax expense (benefit)	(1,600)	1,558	(3,385)	2,986

Net income (loss)	$95	$2,893	$(1,251)	$5,545

Per share data:
Net income (loss) per common share:
Basic	$0.00	$0.10	$(0.04)	$0.19
Diluted	$0.00	$0.10	$(0.04)	$0.18
Weighted average shares used in computation of per share calculation:
Basic	29,547	29,048	29,461	29,020
Diluted	30,233	30,212	29,461	30,247

Reconciliation of GAAP Net-Income to Non-GAAP Net Income

Three Months Ended June 30, 2006

	GAAP	Adjustments (a)	Non-GAAP
Revenue	$45,654		$45,654
Cost of revenue	34,107	(112)	33,995

Gross margin	11,547	112	11,659

Operating costs and expenses:
Research and development	7,108	(585)	6,523
Sales and marketing	3,466	(514)	2,952
General and administrative	3,989	(1,231)	2,758

Total operating expenses	14,563	(2,330)	12,233
Operating income (loss)	(3,016)	2,442	(574)
Other income (expense):
Interest income and expense, net	547		547
Other, net	964		964

Income (loss) before income taxes	(1,505)	2,442	937
Income tax expense (benefit)	(1,600)	1,900	300

Net income	$95	$542	$637

Per share data:
Net income per common share:
Basic	$0.00		$0.02
Diluted	$0.00		$0.02
Weighted average shares used in computation of per share calculation:
Basic	29,547		29,547
Diluted	30,233		30,233

(a)	Adjustments reflect stock-based compensation expense recorded under SFAS 123R, and its effect on taxes.

NOVATEL WIRELESS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	As of
	June 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$30,763	$36,653
Marketable securities	42,120	47,075
Accounts receivable, net	35,131	28,121
Inventories	17,417	23,132
Deferred tax assets, net	9,255	5,253
Other current assets	4,119	9,821

Total current assets	138,805	150,055
Property and equipment, net	14,315	13,865
Marketable securities	3,959	6,611
Intangible assets, net	2,656	3,459
Deferred tax assets, net	1,849	1,849
Other assets	231	225

	$161,815	$176,064

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,471	$34,226
Accrued expenses	12,990	11,888
Line of credit	—	5,000
Capital lease obligation	—	3,891

Total current liabilities	35,461	55,005
Stockholders’ equity:
Common stock	30	29
Additional paid-in capital	350,121	343,738
Accumulated other comprehensive income	(202)	(364)
Accumulated deficit	(223,595)	(222,344)

Total stockholders’ equity	126,354	121,059

	$161,815	$176,064